UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Oscient Pharmaceuticals Corporation

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Guardian II Acquisition Corporation

(Name of Other Person (Guarantor))

3.50% Convertible Senior Notes due 2011

(Title of Class of Securities)

68812R AC9 and

n/a

(CUSIP Number of Class of Securities)

Philippe M. Maitre

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(781) 398-2300

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Person(s) Filing Statement)

Copies to:

Patrick O’Brien, Esq. Ropes & Gray LLP	Abigail Arms, Esq. Shearman & Sterling LLP
One International Place Boston, MA 02110	801 Pennsylvania Avenue, N.W. Washington, D.C. 20004
(617) 951-7000	(202) 508-8000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount Of Filing Fee**
$55,296,500	$2,174

*	Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, this amount is the market value as of September 5, 2008 of the aggregate principal amount outstanding of 3.50% Convertible Senior Notes due 2011 that may be received by the Issuer from tendering holders in the exchange offer.
**	Registration fee previously paid in connection with the Issuer’s Registration Statement on Form S-4 filed September 10, 2008 (File No. 333-153394).

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$2,174
Form or Registration No.:	S-4 (333-153394)
Filing Party:	Oscient Pharmaceuticals Corporation
Date Filed:	September 10, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check	the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☒

This Amendment No. 3 amends and supplements the Issuer Tender Offer Statement on Schedule TO originally filed October 21, 2008 (the “Schedule TO”), Amendment No. 1 to Schedule TO filed November 7, 2008, and Amendment No. 2 to Schedule TO filed November 17, 2008 each of which relates to the offer (the “Exchange Offer”) by Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), to exchange its outstanding 3.50% Convertible Senior Notes due 2011 (the “Existing 2011 Notes”) for its 12.50% Convertible Guaranteed Senior Notes due 2011 (the “New Notes”) and shares of the Company’s common stock upon the terms and subject to the conditions set forth in the prospectus (as amended and supplemented from time to time, the “Prospectus”) and the related revised letter of transmittal (the “Letter of Transmittal”), which are parts of the Company’s Registration Statement on Form S-4 (File No. 333-153394), originally filed on September 10, 2008 and amended by Amendment No. 1 filed on October 8, 2008, Amendment No. 2 filed on October 21, 2008, Amendment No. 3 filed on November 7, 2008, Amendment No. 4 filed on November 17, 2008 and Amendment No. 5 filed on November 20, 2008 (the “Registration Statement”) and are incorporated herein by reference.

This Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

ITEM 11.	ADDITIONAL INFORMATION.

(b) Other Material Information. Item 11 of the Schedule TO is hereby amended and supplemented by adding the following language:

“On November 24, 2008, the Company issued a press release announcing the final results of the Exchange Offer, which expired at 11:59 p.m., New York City time, on November 21, 2008. A copy of this press release is filed as Exhibit (a)(1)(H) hereto and incorporated herein by reference.”

ITEM 12.	EXHIBITS.

See Exhibit Index immediately following the signature page to this Schedule TO.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OSCIENT PHARMACEUTICALS CORPORATION

	By:	/s/ Steven M. Rauscher
	Name:	Steven M. Rauscher
	Title:	President and Chief Executive Officer

Dated: November 24, 2008

GUARDIAN II ACQUISITION CORPORATION

	By:	/s/ Steven M. Rauscher
	Name:	Steven M. Rauscher
	Title:	President

Dated: November 24, 2008

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(A)	Prospectus, dated November 17, 2008, incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-153394)

(a)(1)(B)	Form of revised Letter of Transmittal (1)

(a)(1)(C)	Form of Notice of Guarantee of Delivery (1)

(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (1)

(a)(1)(E)	Form of Letter to Clients (1)

(a)(1)(F)	Press Release issued October 21, 2008 (19)

(a)(1)(G)	Press Release issued November 7, 2008 (20)

(a)(1)(H)	Press Release dated November 24, 2008

(a)(4)	Incorporated herein by reference to Exhibit (a)(1)(A)

(b)	Not applicable

(d)(1)	Form of Purchase Warrant issued to Smithfield Fiduciary LLC and the Tail Wind Fund Ltd. (2)

(d)(2)	Form of Common Stock Purchase Warrant dated as of September 29, 2003 (3)

(d)(3)	Registration Rights Agreement dated September 29, 2003 (3)

(d)(4)	Registration Rights Agreement dated November 17, 2003, by and between Genome Therapeutics Corp. and certain creditors of GeneSoft Pharmaceuticals, Inc. (4)

(d)(5)	Form of Indenture dated as of May 10, 2004 (5)

(d)(6)	Pledge Agreement dated as of May 10, 2004 (5)

(d)(7)	Registration Rights Agreement dated May 10, 2004 (5)

(d)(8)	Form of Indenture dated as of May 10, 2004 (5)

(d)(9)	Pledge Agreement dated May 10, 2004 (5)

(d)(10)	Registration Rights Agreement dated May 10, 2004 (5)

(d)(11)	Form of Common Stock Purchase Warrant dated April 5, 2006 (6)

(d)(12)	Form of Common Stock Purchase Warrant dated August 18, 2006 (7)

(d)(13)	Registration Rights Agreement dated August 18, 2006 (7)

(d)(14)	Incentive Stock Option Plan and Form of Stock Option Certificate (8)

(d)(15)	Genome Therapeutics Corp. (f/k/a Collaborative Research) Incentive Savings Plan (8)

(d)(16)	Amendment dated November 4, 1986 to the Genome Therapeutics Corp. (f/k/a Collaborative Research) Incentive Savings Plan dated March 1, 1985 (10)

(d)(17)	1991 Stock Option Plan and Form of Stock Option Certificate (11)

(d)(18)	Lease dated June 23, 2004 relating to certain property in Waltham, Massachusetts (7)

(d)(19)	1993 Stock Option Plan and Form of Stock Option Certificate (12)

(d)(20)	1997 Directors’ Deferred Stock Plan (13)

(d)(21)	1997 Stock Option Plan (13)

(d)(22)	Amended and Restated 2001 Incentive Plan (14)

(d)(23)	Stock Option Agreements with Steven M. Rauscher (15)

(d)(24)	Amendment, Redemption and Exchange Agreement between the Company and The Tail Wind Fund, dated June 4, 2003 (2)

(d)(25)	Note Amendment and Exchange Agreement dated November 17, 2003, by and between Genome Therapeutics Corp. and certain creditors of GeneSoft Pharmaceuticals, Inc. (16)

(d)(26)	Genome Therapeutics Corp. Employee Stock Purchase Plan as amended through April 13, 2004 (17)

(d)(27)	Genome Therapeutics Corp. 2001 Incentive Plan as amended through April 13, 2004 (17)

(d)(28)	Form of Incentive Stock Option (18)

(d)(29)	Form of Nonstatutory Stock Option (18)

(d)(30)	Form of Restricted Stock Award (18)

(d)(31)	Amended and Restated Employee Stock Purchase Plan (as amended through June 8, 2006) (14)

(d)(32)	Common Stock and Warrant Purchase Agreement dated July 21, 2006 by and between Oscient Pharmaceuticals Corporation and Paul Royalty Fund Holdings II (18)

(d)(33)	Note Purchase Agreement dated July 21, 2006 by and between Guardian Acquisition Corporation and Paul Royalty Fund Holdings II * (18)

(d)(34)	Form of Indenture (1)

(d)(35)	Form of Intercreditor Agreement between the Oscient Pharmaceuticals Corporation, Paul Royalty Fund Holdings II, U.S. National Bank Association and Guardian II Acquisition Corporation.(1)

(d)(36)	First Amendment to the Revenue Interests Assignment Agreement dated November 5, 2008 by and among Oscient Pharmaceuticals Corporation, Paul Royalty Fund Holdings II and Guardian II Acquisition Corporation (1)

(d)(37)	Form of Security Agreement (1)

(d) (38)	Security Agreement by and between Guardian II Acquisition Corporation and Paul Royalty Fund Holdings II dated August 18, 2006 (1)

(g)	Incorporated herein by reference to Exhibits (a)(1)(A), (a)(1)(B), (a)(1)(C), (a)(1)(D) and (a)(1)(E)

(h)(1)	Opinion of Tax Counsel (1)

(h)(2)	Opinion of Ropes & Gray LLP (1)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-153394) and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Current Report on Form 8-K on June 5, 2003 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K on October 1, 2003 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (No. 333-111171) on September 15, 2003 and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 (333-118026) on August 9, 2004 and incorporated herein by reference.
(6)	Filed as an exhibit to the Company’s Current Report on Form 8-K on April 12, 2006 and incorporated herein by reference.
(7)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference.

(8)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (No. 2-75230) dated December 8, 1981 and incorporated herein by reference.
(9)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1985 and incorporated herein by reference.
(10)	Filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1986 and incorporated herein by reference.
(11)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1992 and incorporated herein by reference.
(12)	Filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1994 and incorporated herein by reference.
(13)	Filed as exhibits to the Company’s Registration Statement on Forms S-8 (333-49069) dated April 1, 1998 and incorporated herein by reference.
(14)	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (333-138309) on October 30, 2006 and incorporated herein by reference.
(15)	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (333-58274) on April 4, 2001 and incorporated herein by reference.
(16)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2004.
(17)	Filed as an exhibit to the Company’s Registration Statement on Form S-8 (333-116707) on June 21, 2004 and incorporated herein by reference.
(18)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and incorporated herein by reference.
(19)	Incorporated by reference to the Company’s Schedule TO filed October 21, 2008.
(20)	Filed as an exhibit to the Company’s Amendment No. 1 to Schedule TO filed November 7, 2008 and incorporated herein by reference.
*	Confidential treatment requested with respect to portions of this Exhibit